Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley -Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2018 Second Quarter Results

–	Sales increased 26% to $3.37 billion, a second quarter record

–	Organic sales increased 10%, order rates increased 13%

–	As reported EPS were $0.41; or $2.15 adjusted

–	As reported EPS include a one-time, tax expense adjustment of $1.65

–	Total segment operating margins were 14.2%, or 14.9% adjusted

–	Adjusted EBITDA margins increased from 15.2% to 16.3%, excluding divestiture gain in prior year

–	Company increases fiscal 2018 full year guidance for adjusted EPS

CLEVELAND, February 1, 2018 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2018 second quarter ended December 31, 2017. Fiscal 2018 second quarter sales increased 26% to $3.37 billion compared with $2.67 billion in the prior year quarter. Net income was $56.3 million compared with $241.4 million in the fiscal 2017 second quarter. Fiscal 2018 second quarter earnings per share were $0.41, compared with $1.78 in the prior year quarter. Adjusted earnings per share were $2.15, compared with adjusted earnings per share of $1.91 in the prior year quarter, which included a divestiture resulting in a pre-tax gain of $45.0 million or $0.21 per share. During the fiscal 2018 second quarter, the company recognized a net one-time adjustment to income tax expense of $224.5 million, or $1.65 per share related to U.S. Tax Reform and recorded a net pre-tax gain on the sale and writedown of assets of $8.4 million, or $0.05 per share. Business realignment expenses and CLARCOR costs to achieve totaled $25.4 million, or $0.14 per share in the current quarter. A reconciliation of earnings per share to adjusted earnings per share is included in the financial tables of this press release. Cash flow from operations for the first half of fiscal 2018 was $460.3 million or 6.8% of sales, compared with $404.2 million or 7.5% of sales in the prior year period, or 11.5% excluding a discretionary pension contribution in fiscal 2017.

“Improved market conditions together with the ongoing benefits of implementing the new Win StrategyTM continue to deliver widespread improvements across our company,” said Chairman and Chief Executive Officer, Tom Williams. “Sales were a second quarter record and increased 10% organically, while order rates increased 13% year-over-year. Solid margin performance continued. We are firmly positioned to build on the financial progress that we have made in recent years and to deliver record sales and earnings in fiscal 2018.”

Second Quarter Fiscal 2018 Segment Results
Diversified Industrial Segment: North American second quarter sales increased 40% to $1.6 billion and operating income increased 23% to $225.8 million, compared with $184.0 million in the same period a year ago. International second quarter sales increased 25% to $1.3 billion and operating income increased 29% to $164.8 million, compared with $127.5 million in the same period a year ago.

Aerospace Systems Segment: Second quarter sales were $549.7 million, compared with $543.8 million in the prior year period and operating income increased 20% to $87.1 million, compared with $72.5 million in the same period a year ago.

Parker reported the following orders for the quarter ending December 31, 2017, compared with the same quarter a year ago:

•	Orders increased 13% for total Parker

•	Orders increased 15% in the Diversified Industrial North America businesses

•	Orders increased 13% in the Diversified Industrial International businesses

•	Orders increased 8% in the Aerospace Systems Segment on a rolling 12-month average basis

Outlook
For the fiscal year ending June 30, 2018, the company has revised guidance for earnings from continuing operations to the range of $7.38 to $7.78 per share, or $9.65 to $10.05 per share on an adjusted basis.

The revised fiscal 2018 earnings guidance reflects a reduction in the U.S. Federal income tax rate, which has lowered the average effective tax rate for Parker in fiscal 2018. On an adjusted basis, forecasted earnings reflect the net one-time adjustment in income tax expense of $224.5 million, or $1.65 per share recorded in the second quarter of fiscal 2018, as well as expected business realignment expenses of approximately $58 million and CLARCOR costs to achieve of approximately $52 million. A reconciliation of forecasted earnings per share to adjusted forecasted earnings per share is included in the financial tables of this press release.

Williams added, “We see strong market conditions continuing into the second half of our fiscal year. We remain committed to driving operational improvements through our execution of the Win Strategy, progressing toward our stated long-term financial goals and delivering a record year.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2018 second quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test. A replay of the webcast will be accessible on Parker's investor relation website, www.phstock.com, approximately one hour after the completion of the call, and will remain available for one year thereafter. To register for e-mail notification of future events and information available from Parker please visit www.phstock.com.

Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For 100 years the company has engineered the success of its customers in a wide range of diversified industrial and aerospace markets. Parker has increased its annual dividend per share paid to shareholders for 61 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Non-GAAP Numbers
This press release contains references to (a) earnings per share and segment operating margins without the effect of business realignment charges, CLARCOR costs to achieve, U.S. Tax Reform adjustments, the gain on sale and writedown of assets, net, and acquisition-related expenses; (b) the effect of business realignment charges, CLARCOR costs to achieve, U.S. Tax Reform adjustments, the gain on sale and writedown of assets, net, and acquisition-related expenses on forecasted earnings from continuing operations per share; (c) and cash flows from operations without the effect of a discretionary pension contribution. The effects of business realignment charges, CLARCOR costs to achieve, U.S. Tax Reform adjustments, gain on sale and writedown of assets, net, acquisition-related expenses and discretionary pension contribution are removed to allow investors and the company to meaningfully evaluate changes in earnings per share, segment operating margins and cash flows from operations on a comparable basis from period to period. This press release also contains references to EBITDA and adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before business realignment charges, CLARCOR costs to achieve, U.S. Tax Reform adjustments, the gain on sale and writedown of assets, net, gain on sale of a product line and acquisition-related expenses. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, we believe that it is useful to an investor in evaluating the results of this quarter versus one year ago.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. These statements may be identified from use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

Among other factors which may affect future performance and earnings projections are: economic conditions within the company’s key markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. Additionally, the actual impact of the U.S. Tax Cuts and Jobs Act may affect future performance and earnings projections as the amounts reflected in this period are preliminary estimates and exact amounts will not be determined until a later date, and there may be other judicial or regulatory interpretations of the U.S. Tax Cuts and Jobs Act that may also affect these estimates and the actual impact on the company. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance of the company are, as applicable: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of CLARCOR; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully capital allocation initiatives, including timing, price and execution of share repurchases; availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; compliance costs associated with environmental laws and regulations; potential labor disruptions; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - DECEMBER 31, 2017				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands except per share amounts)	2017	2016	2017	2016

Net sales	$3,370,673	$2,670,804	$6,735,324	$5,413,935
Cost of sales	2,569,070	2,044,484	5,101,948	4,150,490
Selling, general and administrative expenses	412,462	336,578	814,134	659,547
Interest expense	53,133	33,444	106,688	67,592
Other (income), net	(24,213)	(64,424)	(21,969)	(76,661)
Income before income taxes	360,221	320,722	734,523	612,967
Income taxes	303,899	79,322	392,666	161,329
Net income	56,322	241,400	341,857	451,638
Less: Noncontrolling interests	163	95	301	204
Net income attributable to common shareholders	$56,159	$241,305	$341,556	$451,434

Earnings per share attributable to common shareholders:
Basic earnings per share	$0.42	$1.81	$2.57	$3.38
Diluted earnings per share	$0.41	$1.78	$2.51	$3.33

Average shares outstanding during period - Basic	133,112,568	133,320,109	133,144,766	133,499,744
Average shares outstanding during period - Diluted	136,194,919	135,812,760	135,874,530	135,596,707

Cash dividends per common share	$0.66	$0.63	$1.32	$1.26

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Amounts in dollars)	2017	2016	2017	2016
Earnings per diluted share	$0.41	$1.78	$2.51	$3.33
Adjustments:
Business realignment charges	0.07	0.04	0.12	0.10
Clarcor costs to achieve	0.07	—	0.10	—
Gain on sale and writedown of assets, net	(0.05)	—	0.02	—
U.S. Tax Reform one-time impact, net	1.65	—	1.65	—
Acquisition-related expenses	—	0.09	—	0.09
Adjusted earnings per diluted share	$2.15	$1.91	$4.40	$3.52

RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Unaudited)
(Dollars in thousands)	Three Months Ended December 31,
	2017	2016
Net sales	$3,370,673	$2,670,804

Earnings before income taxes	$360,221	$320,722
Depreciation and amortization	118,109	73,752
Interest expense	53,133	33,444
EBITDA	531,463	427,918
Adjustments:
Gain on sale and writedown of assets, net	(8,453)	—
Business realignment charges	13,428	7,897
Clarcor costs to achieve	11,948	—
Acquisition-related expenses	—	15,963
Gain on sale of a product line	—	(45,053)
Adjusted EBITDA	$548,386	$406,725

EBITDA margin	15.8%	16.0%
Adjusted EBITDA margin	16.3%	15.2%

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2017				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2017	2016	2017	2016
Net sales
Diversified Industrial:
North America	$1,565,416	$1,121,053	$3,160,107	$2,288,024
International	1,255,569	1,005,968	2,494,343	2,020,891
Aerospace Systems	549,688	543,783	1,080,874	1,105,020
Total net sales	$3,370,673	$2,670,804	$6,735,324	$5,413,935
Segment operating income
Diversified Industrial:
North America	$225,807	$184,013	$481,834	$384,624
International	164,806	127,517	356,597	264,713
Aerospace Systems	87,148	72,516	164,582	145,797
Total segment operating income	477,761	384,046	1,003,013	795,134
Corporate general and administrative expenses	46,942	43,926	88,292	74,960
Income before interest expense and other expense	430,819	340,120	914,721	720,174
Interest expense	53,133	33,444	106,688	67,592
Other expense (income)	17,465	(14,046)	73,510	39,615
Income before income taxes	$360,221	$320,722	$734,523	$612,967

RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN
(Unaudited)
(Dollars in thousands)	Three Months Ended		Three Months Ended
	December 31, 2017		December 31, 2016
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$477,761	14.2%	$384,046	14.4%
Adjustments:
Business realignment charges	13,428		7,897
Clarcor costs to achieve	11,948		—
Adjusted total segment operating income	$503,137	14.9%	$391,943	14.7%

	Six Months Ended		Six Months Ended
	December 31, 2017		December 31, 2016
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$1,003,013	14.9%	$795,134	14.7%
Adjustments:
Business realignment charges	21,654		18,642
Clarcor costs to achieve	17,748		—
Adjusted total segment operating income	$1,042,415	15.5%	$813,776	15.0%

			Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2017
CONSOLIDATED BALANCE SHEET
(Unaudited)	December 31,	June 30,	December 31,
(Dollars in thousands)	2017	2017	2016
Assets
Current assets:
Cash and cash equivalents	$1,024,770	$884,886	$1,520,736
Marketable securities and other investments	107,976	39,318	684,299
Trade accounts receivable, net	1,857,282	1,930,751	1,411,074
Non-trade and notes receivable	313,221	254,987	256,545
Inventories	1,780,262	1,549,494	1,241,593
Prepaid expenses	202,848	120,282	133,592
Total current assets	5,286,359	4,779,718	5,247,839
Plant and equipment, net	1,937,074	1,937,292	1,506,201
Deferred income taxes	36,668	36,057	482,136
Goodwill	5,698,707	5,586,878	2,813,238
Intangible assets, net	2,174,104	2,307,484	849,692
Other assets	832,269	842,475	832,507
Total assets	$15,965,181	$15,489,904	$11,731,613

Liabilities and equity
Current liabilities:
Notes payable	$1,248,212	$1,008,465	$581,487
Accounts payable	1,229,336	1,300,496	997,189
Accrued liabilities	896,750	933,762	720,844
Accrued domestic and foreign taxes	163,405	153,137	125,954
Total current liabilities	3,537,703	3,395,860	2,425,474
Long-term debt	4,798,371	4,861,895	2,653,560
Pensions and other postretirement benefits	1,363,466	1,406,082	1,766,209
Deferred income taxes	137,196	221,790	50,809
Other liabilities	609,235	336,931	304,583
Shareholders' equity	5,513,401	5,261,649	4,527,709
Noncontrolling interests	5,809	5,697	3,269
Total liabilities and equity	$15,965,181	$15,489,904	$11,731,613

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2017
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Six Months Ended December 31,
(Dollars in thousands)	2017	2016

Cash flows from operating activities:
Net income	$341,857	$451,638
Depreciation and amortization	234,216	149,085
Stock incentive plan compensation	64,267	47,161
(Gain) on sale of business	—	(44,930)
(Gain) loss on disposal of assets	(26,529)	310
(Gain) on sale of marketable securities	(1)	(230)
Loss on sale and impairment of investments	33,759	—
Net change in receivables, inventories, and trade payables	(249,615)	44,802
Net change in other assets and liabilities	123,864	(313,783)
Other, net	(61,481)	70,123
Net cash provided by operating activities	460,337	404,176
Cash flows from investing activities:
Acquisitions (net of cash of $1,760 in 2016)	—	(29,927)
Capital expenditures	(144,781)	(71,356)
Proceeds from sale of plant and equipment	59,848	4,991
Proceeds from sale of business	—	85,610
Purchases of marketable securities and other investments	(78,309)	(393,909)
Maturities and sales of marketable securities and other investments	12,710	506,642
Other, net	5,143	241
Net cash (used in) provided by investing activities	(145,389)	102,292
Cash flows from financing activities:
Net payments for common stock activity	(134,360)	(194,110)
Net proceeds from debt	127,723	222,425
Dividends	(176,187)	(168,990)
Net cash (used in) financing activities	(182,824)	(140,675)
Effect of exchange rate changes on cash	7,760	(66,710)
Net increase in cash and cash equivalents	139,884	299,083
Cash and cash equivalents at beginning of period	884,886	1,221,653
Cash and cash equivalents at end of period	$1,024,770	$1,520,736

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2017

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO ADJUSTED CASH FLOW FROM OPERATIONS
(Unaudited)	Six Months Ended
(Dollars in thousands)	December 31, 2017	Percent of Sales
As reported cash flow from operations	$460,337	6.8%
Discretionary pension contribution	—
Adjusted cash flow from operations	$460,337	6.8%

	Six Months Ended
	December 31, 2016	Percent of Sales
As reported cash flow from operations	$404,176	7.5%
Discretionary pension contribution	220,000
Adjusted cash flow from operations	$624,176	11.5%

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2017
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2018
Forecasted earnings per diluted share	$7.38 to $7.78
Adjustments:
Business realignment charges	0.32
Clarcor costs to achieve	0.28
Gain on sale and writedown of assets, net	0.02
U.S. Tax Reform one-time impact, net	1.65
Adjusted forecasted earnings per diluted share	$9.65 to $10.05